EXHIBIT 10.159
EXCLUSIVE LICENSE AGREEMENT
This Exclusive License Agreement (“Agreement”) is entered into by and between Verso Technologies, Inc. (“Verso”), a Minnesota corporation having a principal place of business at 400 Galleria Parkway, Suite 200, Atlanta, GA 30339, Telemate.net Software, Inc. (“Licensor”), a Georgia corporation having a principal place of business at 400 Galleria Parkway, Suite 200, Atlanta, GA 30339, and ACACIA PATENT ACQUISITION CORPORATION (“APAC”), a Delaware corporation having a principal place of business at 500 Newport Center Drive, Suite 700, Newport Beach, CA 92660 (collectively referred to herein as the “Parties”). The effective date of this Agreement shall be the date on which the last Party executes this Agreement below (the ‘Effective Date”).
BACKGROUND
     Whereas, Verso is the parent company of Licensor;
     Whereas, Licensor is the sole and exclusive owner of the U.S. Patent No. 6292801 and all related patent applications, corresponding foreign patents and foreign patent applications, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof, which are collectively referred to as the “Patents” (the “Patents”); and
     Whereas, Licensor is willing to grant worldwide exclusive license rights in the Patents to APAC and APAC in turn, desires to license and enforce the Patents and to provide Licensor a certain percentage of the net proceeds arising from such licensing and enforcement as provided herein.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, Licensor and APAC agree as follows:
1.	GRANT
1.1.	Licensor grants to APAC the worldwide, exclusive (subject to the License set forth in Section 1.2 below) right and license under the Patents to make, have made, use, import, offer or sell products or services covered by the Patents, including the exclusive right to grant sublicenses, to sue for and collect past, present and future damages and to seek and obtain injunctive or any other relief for infringement of the Patents. Notwithstanding anything to the contrary, the grant to APAC of the exclusive right and license under the Patents herein shall be exclusive, even as to Licensor and Verso, with respect to any and all Exclusive Parties (as defined below) and APAC shall have the sole and exclusive right under the Patents to deal with one or more Exclusive Parties in any and all matters relating to the Patents, including without limitation any and all direct and indirect offers for sale and sales of products and services, in whole or in part, covered by the Patents to such Exclusive Parties. The term “Exclusive Party” shall mean: (a) a declaratory judgment plaintiff or an infringement defendant under any of the Patents; or (b) a party with which APAC has initiated or undertaken licensing communications, discussions and/or negotiations or otherwise asserted any of the Patents against, provided that an Exclusive Party shall be deemed to include any and all of its affiliates. Licensor and Verso expressly retain no rights in or to the Patents except for the License set forth in Section 1.2 below, including without limitation, the right to sue for infringement of the Patents prior to any termination of this Agreement and specifically grants APAC all such rights prior to any termination. The exclusive right and license granted herein shall exist for the life of the Patents, or as otherwise provided in Section 6 below.

1.2.	Subject to the provisions of this Section 1.2 and notwithstanding any provisions in this Agreement to the contrary, APAC hereby grants to Licensor and Verso as of the Effective Date a limited, perpetual, worldwide, non-exclusive, non-transferable, royalty-free, personal right and license under the Patents to make, have made, use, import, offer or sell products or services, and support products, solely as required by Licensor and Verso to conduct Verso’s Business as defined below (the “License”). The License shall commence as of the Effective Date and terminate in accordance with the provisions of this Agreement. For purposes of this Section 1.2, “Verso’s Business” shall mean only those products and services offered for sale or sold by Licensor or Verso or their affiliates, provided, however, that “Verso’s Business” shall exclude, and the License shall not apply to or otherwise cover, any and all products or services, including without limitation any and all improvements, modifications, and extensions thereof, that are developed, supplied, provided or acquired, in whole or in part, by or from any third parties other than contractors of Licensor or Verso or their subsidiaries where such contractors may not be an Exclusive Party. Subject to prior written approval by APAC, where such approval shall not be unreasonably withheld, and subject to the provisions of Section 7.2, the License shall be assignable by Licensor or Verso to a third party, such third party not being an Exclusive Party, solely in connection with the sale of all or a portion of Verso’s Business by Verso or Licensor to the third party.

1.3.	Other than as expressly set forth in Section 1.2 above, Licensor and Verso expressly retain no rights in or to the Patents, including without limitation no rights to sue for and collect past, present and future damages and to seek and obtain injunctive or any other relief for infringement of the Patents, and no other rights or licenses under the Patents are granted or implied.

1.4.	Licensor, Verso and their affiliates will mark of each of their products in a conspicuous manner so as to identify each of the applicable Patents embodied in such product (e.g., U.S. Patent No. 6,292,801).
2.	ROYALTIES AND OTHER PAYMENTS
2.1.	APAC shall pay Licensor a continuing royalty equal to fifty percent (50%) of the Net Proceeds, as defined below. For purposes hereof, the following terms shall have the following meanings:

“Net Proceeds” shall mean Total Recoveries less the APAC Costs.

“Total Recoveries” shall mean all amounts actually received by APAC from the licensing and enforcement of the Patents including all licensing proceeds and recoveries from any lawsuits or settlements. Any non-monetary consideration received by APAC in connection with licensing or enforcement of the Patents shall be valued at fair market value to be determined in good faith by APAC, If Licensor disagrees with APAC’s determination of fair market value, APAC and Licensor shall agree upon an appraiser to determine such value and shall share equally the cost of such appraisal.

“APAC Costs” shall mean all out-of-pocket costs and expenses incurred with independent, unaffiliated third parties in connection with prosecuting, licensing, enforcing or defending the Patents, including without limitation (A) attorneys’ and paralegal fees (whether on an hourly or contingent basis and whether for general or local counsel), costs and disbursements; (B) the fees and costs of consultants, experts or technical advisors (other than principals of APAC or its affiliates); (C) travel and lodging expenses; (D) duplicating, secretarial, stenographer, postage, courier and similar expenses; (E) filing fees and other Patent Office fees or costs; (F) court costs; (G) legal and other costs related to any re-examination or reissue proceeding; (H) legal and other costs incurred in defending any action or counterclaim in respect of the Patents; and (I) legal and other costs in prosecuting or processing any U.S. or foreign application, including without limitation, any continuing application or continuation in part application (collectively, the “APAC_Costs”).
2.2. Total Recoveries shall be applied in the following order of priority: first to APAC in an amount equal to the APAC Costs, then to APAC and Licensor in proportion to their respective shares of the Net Proceeds. All Taxes (as defined below) shall be the financial responsibility of the Party obligated to pay such Taxes as determined by the applicable law and neither Party is or shall be liable at any time for any of the other Party’s Taxes incurred in connection with or related to amounts paid under this Agreement. The term “Taxes” shall mean any foreign, federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with any amounts paid under this Agreement, including without limitation; (i) any state or local sales or use taxes; (ii) any import, value added or consumption tax; (iii) any business transfer tax; (iv) any taxes imposed or based on or with respect to or measured by any net or gross income or receipts of either party; (v) any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes; or (vi) any other tax now or hereafter imposed by any governmental or taxing authority on any aspect of this Agreement and the obligations hereunder. If Taxes are required to be withheld on any amounts otherwise to be paid by one Party to the other, the paying Party shall deduct and set off such Taxes from the amount otherwise due and owed to the receiving Party and pay them to the appropriate taxing authority. Each party agrees to indemnify, defend and hold the other Party harmless from any Taxes or claims, causes of action, costs, expenses, reasonable attorneys’ fees, penalties, assessments and any other liabilities of any nature whatsoever related to such Taxes to the extent such Taxes relate to amounts paid under this Agreement.

2.3.	All amounts payable to Licensor shall be due within thirty (30) days after the end of each calendar quarter with respect to Net Proceeds, if any, in such quarter. APAC will provide Licensor with a report of Total Recoveries and APAC Costs for each calendar quarter that Net Proceeds are due to Licensor. Licensor shall have the right to audit such reports in accordance with Section 4.2 below. All other payments from one Party to the other hereunder shall be due and payable within thirty (30) days following receipt of the applicable invoice.

2.4.	Licensor and Verso will be available from time to time to consult with APAC or its attorneys on matters relating to the Patents. In the event that the testimony of any employee, director, officer, consultant or agent of Licensor and/or Verso is taken in any action relating to the Patents, APAC’s attorneys will represent such party without additional charge, and Licensor and such party will cooperate with APAC and its attorneys in preparing for such testimony. Licensor and/or Verso will grant access to APAC and allow APAC to make copies of all files in Licensor’s possession or control relating to the Patents, including access to such documents as may be necessary to conduct enforcement and licensing efforts. APAC will pay for Licensor’s and/or Verso’s reasonable out of pocket travel expenses incurred at the request of APAC and any such expenses will be treated as APAC Costs.

2.5.	Licensor and Verso acknowledge and agree that APAC shall undertake and perform a due diligence investigation of the Patents during the period of up to sixty (60) days following the Effective Date (the “Investigation Period”). In consideration of APAC’s due diligence investigation of the Patents, Licensor and Verso agree that, during the investigation Period, Licensor and Verso shall not discuss, negotiate or pursue with any third parties any offers or proposals with respect to or otherwise relating to any of the Patents. APAC agrees that during the Investigation Period, it shall not exercise any of its rights with respect to the Patents except to the extent required to conduct the diligence investigation. Licensor and Verso agree to cooperate with APAC and to promptly provide to APAC any reasonably requested information regarding the Patents, including prompt delivery for receipt by APAC no later than seven (7) days following the Effective Date of a copy of the complete prosecution history of each of the Patents (each a “File History”). In the event that (1) any of the File Histories or (2) any of the files, information and documents relating to the Patents are not delivered to .APAC within the seven (7) day period following the Effective Date, APAC may extend die Investigation Period by the greater of the number of days for which (I) die last of the File Histories or (II) any files, information and documents relating to the Patents is delayed by providing written notice of such extension to Verso (which notice shall include a list of the materials and information that APAC is missing). Upon completion of the Investigation Period, APAC shall provide written notice to Licensor and Verso of its election regarding the Patents. The Investigation Period will commence on the Effective Date and conclude on the earlier of: (a) sixty (60) calendar days following, but not including, the Effective Date, subject to the extensions set forth in this Section 2.5; or (b) such time within the Investigation Period as APAC transmits written notice to Licensor of its election regarding the investigation of the Patents. If APAC determines, in its sole and absolute discretion, that the Patents are satisfactory and transmits written notice to Licensor that the Patents are satisfactory (the “Satisfactory Completion”), then this Agreement shall continue with full force and effect following such Satisfactory Completion of the Investigation Period. Otherwise, if APAC determines, in its sole and absolute discretion, that the Patents are not satisfactory, then (i) APAC shall have no payment obligations or liability to Licensor and/or Verso hereunder; (ii) Licensor and/or Verso shall have no payment obligations or liability to APAC hereunder; and (iii) this Agreement shall automatically terminate upon completion of the Investigation Period. Failure by APAC to notify Licensor or Verso in writing that Satisfactory Completion has occurred within five (5) business days after expiration of the Investigation Period shall be deemed to be a finding that the Patents are not satisfactory.
3.	REPRESENTATIONS AND WARRANTIES
3.1.	Licensor and Verso represent and warrant to APAC that, as of the Effective Date hereof:
3.1.1.	Licensor is the sole owner of the Patents and has all right, title, claims, interest and privileges arising from such ownership, free and clear of any liens, security interests, encumbrances, rights or restrictions;

3.1.2.	Licensor and Verso have fully disclosed to the U.S. Patent Office the identity of all inventors of the inventions described in the Patents as required by U.S. law;

3.1.3.	the Patents and the inventions described in the Patents are (A) not the product or subject of any joint development activity or agreement with any third party; (B) not the subject of any consortia agreement or cross-license; and (C) have not been financed in whole or in part by any third party;

3.1.4.	the issued Patents remain in full force and effect as of the Effective Date of this Agreement;

3.1.5.	Licensor and Verso have not assigned, licensed, granted covenants not to sue, transferred or otherwise conveyed to any other person or entity any of his rights, title, claims, interest or privileges with respect to the Patents, except as would be consistent with the License;

3.1.6.	Exhibit A includes all related patents, patent applications, foreign counterparts, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof, which are in the same respective patent family or families as the Patents;

3.1.7.	the issued Patents are not and have not been subject to any action or proceeding concerning their validity, enforceability, inventorship or ownership;

3.1.8.	all maintenance fees that have become due with respect to the Patents have been paid in full;

3.1.9.	except for that which is disclosed in the prosecution history of the respective patent family or families of the Patents, Licensor and Verso have no knowledge of any facts that could give rise to a claim that the Patents are invalid or unenforceable; and Licensor has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patents or preclude their enforceability;

3.1.10.	Licensor and Verso have all requisite legal and corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to carry out and perform its obligations under the terms of this Agreement; and

3.1.11.	the execution, delivery, performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any agreement to which Licensor or Verso is a party.
3.2.	APAC represents and warrants to Licensor that, as of the Effective Date hereof:
3.2.1.	APAC is a corporation duly organized and in good standing under the laws of Delaware;

3.2.2.	APAC has authority to enter into this Agreement and implement its terms; and

3.2.3.	the person executing this Agreement on behalf of APAC is duly authorized to do so.

4.	RECORDS; FEES
4.1.	APAC shall keep complete and proper records of the Total Recoveries and APAC Costs.

4.2.	Licensor shall have the right, during reasonable business hours no more than once per calendar year, to audit, at Licensor’s expense, the correctness of any previously unaudited APAC report or if no report has been issued, the validity of the lack of a report, by an independent public accountant chosen by Licensor who may examine APAC’s records pertinent to this Agreement. Licensor and his representatives shall hold in confidence any such information and shall not use the information for any purposes other than verifying APAC’s reporting in connection with this Agreement. If the audit determines that APAC owes any money to Licensor and APAC confirms such findings, APAC shall pay such amount within thirty days.

4.3.	For so long as this Agreement is in effect, Licensor shall pay all maintenance fees with respect to the Patents on or before their due dates, at the large entity rate In the event Licensor fails to make any maintenance fee payment when due, APAC may make such payment and such payment shall be considered an APAC Cost. During the term of the Agreement, APAC shall assume sole control of any and all activities, matters and proceedings before the United States Patent and Trademark Office (the “USPTO”) relating to any and all of the Patents, including without limitation any reissues or reexaminations of any issued United States patent, the prosecution of any United States patent applications and the continuing prosecution of any pending United States patent applications among the Patents and the costs, fees and expenses paid by APAC in connection therewith shall be treated as APAC Costs. Licensor and Verso hereby grant APAC a power of attorney permitting APAC to assume such sole control of any and all activities, matters and proceedings before the USPTO and Licensor shall fully cooperate with APAC, including without limitation the execution of such documents as APAC shall reasonably require, to timely address and prosecute all such activities, matters and proceedings before the USPTO. APAC agrees that prior to abandoning or forfeiting any right or proceeding related to the prosecution of the Patents, APAC shall notify Licensor of such impending abandonment or forfeiture and shall give Licensor the opportunity to assume the costs of such proceeding at Licensor’s option.
5.	ENFORCEMENT OF PATENT RIGHTS
5.1.	Subject to the terms and conditions of this Agreement, APAC will use its good faith efforts to pursue licensing and enforcement of the Patents at its expense. APAC will attempt to negotiate licenses with companies that APAC believes may be infringing the Patents. APAC may, at its sole discretion, license the Patents to companies that may have an interest in the technology covered by the Patents. Notwithstanding any of the foregoing, APAC may at any time elect not to pursue licensing or enforcement of any of the Patents if APAC determines, in its reasonable and sole discretion, that any such pursuit would be commercially unreasonable or otherwise unlawful or illegal.

5.2.	APAC may, in its sole judgment, decide to institute enforcement actions against certain or all of the companies that APAC believes are infringing the Patents. APAC shall have the exclusive right to bring suit to enforce the Patents. Licensor shall join as a plaintiff at APAC’s request in the event APAC’s counsel determines that Licensor or Verso is a necessary party to the action. in the event that Licensor or Verso joins in any suit, either before or after it is initiated, Licensor and Verso shall have the right to be represented by counsel of his choice. provided that if Licensor or Verso chooses to have representation separate from APAC, Licensor and Verso shall be responsible for paying all his own respective fees and costs related to such representation and APAC shall be solely responsible for the fees and costs incurred by its own counsel. In the event Licensor or Verso joins as a plaintiff at APAC’s request, or Licensor or Verso is named as a party by another party to such action, APAC shall defend and indemnify Licensor and Verso against all liabilities, costs and expenses related to such action, except that, as provided above. Licensor and shall be responsible for their own counsel’s fees and costs if it elects to retain separate counsel. Notwithstanding any of the foregoing, in the event that a court holds that Licensor or has engaged in fraud, gross negligence, or willful misconduct, APAC shall have no obligation to indemnify Licensor and Verso for any judgments, liability, loss, damages, costs and expenses (including reasonable attorneys’ fees and expenses of litigation) in connection therewith.

5.3.	Regardless of whether Licensor or Verso is named as a party to any enforcement action, APAC reserves the sole right to select counsel, direct the litigation, and to negotiate and determine the terms of any settlement or other disposition of such action. The parties agree to fully cooperate with each other in any litigation that is brought.
6.	TERMINATION
6.1.	Unless earlier terminated as provided in this Section 6, all grants, obligations and provisions recited in this Agreement and relating to the Patents shall continue in full force and effect, until the later of either a) the expiration date of the Patents or b) the conclusion of APAC’s licensing and enforcement of the Patents. Notwithstanding the foregoing, in the event that a final decree of invalidity from which no appeal can be, or is, taken, with respect to the Patents, this Agreement shall terminate at such time.

6.2.	Licensor and Verso may terminate this Agreement in the event that APAC files for bankruptcy protection under any state or federal bankruptcy law or a petition for bankruptcy is filed against APAC and not dismissed within ninety (90) days.

6.3.	Either party may terminate this Agreement upon written notice to the other if the other party breaches any material representation, warranty or agreement in this Agreement and fails to cure such breach within ninety (90) days of receipt of such written notice detailing the alleged breach.

6.4.	APAC may terminate this Agreement, upon ninety (90) day written notice to Licensor or Verso, if it determines, in its sole judgment, that licensing or enforcement of the Patents is not commercially reasonable or practicable. In such case, APAC shall cooperate with Licensor with regard to enabling Licensor to continue any pending litigation or license negotiations that Licensor wishes to continue.

6.5.	in the event of Satisfactory Completion, Licensor and Verso may also terminate this Agreement within a ninety (90) day period, beginning three (3) years from the date of such Satisfactory Completion (the “Termination Period”) unless APAC has either (a) filed and is prosecuting in good faith any action or counterclaim for infringement of any of the Patents, or (b) generated at least one hundred thousand ($100,000) dollars in Net Proceeds from licensing or enforcement of the Patents (the failure of (a) and (b) above shall be referred to as a “Termination Event”). In order to terminate this Agreement pursuant to this Section 6.5, within the Termination Period, Licensor and Verso shall provide APAC with written notice of its intention to exercise its right to terminate this Agreement under this Section, at which time APAC shall have a ninety (90) day period from the time it receives such notice, in which it may cure the Termination Event giving rise to the right of termination (the “Cure Period”) by either (a) filing and prosecuting in good faith an action (or counterclaim) to enforce any of the Patents or (b) generating Net Proceeds of at least one hundred thousand ($100,000) dollars and paying Licensor its share of the Net Proceeds, if any. If Licensor and Verso do not give APAC notice of its intention to terminate within the Termination Period or APAC cures the Termination Event during the Cure Period, then Licensor’s right to terminate this Agreement under this Section 6.5 shall lapse.

6.6.	In the event of any dispute as to whether a party has breached this Agreement pursuant to Section 6.3 above or whether a cure has been effected, there shall be no termination of the license under this Agreement unless and until there is a final ruling that there has been an uncured breach, as provided herein.

6.7.	Any termination of this Agreement shall not relieve APAC of liability for any payments due to Licensor or Verso accrued prior to the effective date of such termination.

6.8.	In the event of any termination of this Agreement, regardless of the cause, after payment of any monies due Licensor or Verso, APAC shall be entitled to retain or receive the portion of Total Recoveries that it would be entitled to retain or receive if this Agreement were in effect, which (a) accrued or was received prior to the termination date, (b) accrues or is received alter the termination date as a result of any settlement, license agreement or other agreement or transaction that was negotiated, made or occurred prior to the termination date, or (c) resulted from any lawsuit or negotiations that were pending at or prior to the occurrence of such termination.

6.9.	The parties acknowledge and agree that this Agreement is a contract under which APAC is a licensee of intellectual property as provided in Section 365(n) of title 11, United States Code (the “Bankruptcy Code”). Licensor acknowledges that if Licensor, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code (the “Bankruptcy Trustee”), rejects this Agreement, APAC may elect to retain all of its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon written request of APAC to Licensor or the Bankruptcy Trustee, Licensor will not interfere with any of the rights of APAC as provided in this Agreement.
7.	ASSIGNMENT
7.1.	This Agreement shall inure to the benefit of, and be binding upon the respective successors, assigns, heirs, beneficiaries and personal representatives of Licensor and APAC, subject to Section 7.2 below.

7.2.	This Agreement is personal and non-assignable, except it may be assigned by APAC to an affiliate of APAC, provided such affiliate agrees to be bound by all the terms and conditions of this Agreement in writing, including the obligation to make payments hereunder. Notwithstanding anything to the contrary, Licensor and Verso acknowledge and agree that: (a) except as set forth in Section 1.2, Licensor and Verso may not at any time directly or indirectly transfer the License, in whole or in part, to any third party, including without limitation any Exclusive Party; and (b) an Exclusive Party may not at any time claim ownership or entitlement to any License or otherwise obtain or be deemed to obtain directly or indirectly any rights, benefits, licenses or immunities, in whole or in part, under any License, whether by, through, as a result of, or otherwise in connection with any agreement, contract, transaction or business combination with Licensor or Verso. Except as set forth above with respect to the License and Exclusive Parties, Licensor and Verso may transfer or assign all or any part of his interest in this Agreement or sell or transfer all or some of the Patents, provided that (i) the transferee or assignee is not an Exclusive Party; (ii) the transferee or assignee agrees to be bound by the terms of this Agreement in writing; and (iii) Licensor and Verso shall continue to be bound by the terms of this Agreement.
8.	GOVERNING LAW AND CONSENT TO JURISDICTION
8.1.	This Agreement shall be governed by and construed under applicable federal law and the laws of the State of California, excluding any conflict of law provisions.

8.2.	Neither APAC, Licensor nor Verso shall be liable for any consequence or damage arising out of or resulting from the manufacture, use or sale of the products under the Patents. In no event shall any party be entitled to special, indirect, consequential damages, including lost profits, or punitive damages for breach of this Agreement.
9.	CONFIDENTIALITY
9.1.	All information provided pursuant to this Agreement, including without limitation, the terms of this Agreement, shall be regarded as confidential information (“Confidential Information”). The Parties agree that, other than as required by law or as permitted hereunder, they shall not disclose any Confidential Information and shall use the Confidential Information only for the purposes set forth herein. Licensor acknowledges that APAC’s parent company, Acacia Research Corporation (“Acacia”), is a publicly traded company, and that Acacia may be required to publicly disclose the signing of terms Agreement, as well as certain terms of the Agreement. APAC acknowledges that Verso is a publicly traded company, and that Verso may be required to publicly disclose the signing of this Agreement, as well as certain terms of the Agreement. Either party may disclose Confidential Information to its financial and legal advisors subject to confidentiality obligations at least as stringent as those provided in this Agreement. Licensor and Verso may disclose this Agreement as required to obtain any consents necessary to enter into or execute this Agreement. Confidential Information shall not include information that: (a) was already known, otherwise than under an agreement of secrecy or non-use, at the time of its disclosure; (b) has passed into the public domain prior to or after its disclosure, otherwise than through any act or omission attributable to principals, officers, employees, consultants or agents of the receiving party; or (c) was subsequently disclosed, otherwise than under an agreement of secrecy or non-use, by a third party that had not acquired the information under an obligation of confidentiality.
10.	MISCELLANEOUS
10.1.	All notices or communications which either party may desire, or be required, to give or make to the other shall be in writing and shall be deemed to have been duly given or made if and when forwarded by registered or certified mail to the address set forth above in this Agreement or to such other address as a party shall give to the other in writing delivered at the last address specified in the manner prescribed by this Agreement.

10.2.	The failure to act upon any default hereunder shall not be deemed to constitute a waiver of such default.

10.3.	This Agreement constitutes the entire understanding of the parties with respect to its subject matter and may not be modified or amended, except in writing by the parties. Nothing in this Agreement, whether expressed or implied, shall be construed to give any person (other than the Parties and their respective permitted successors and assigns), any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

10.4.	If for any reason in any jurisdiction in which any provision of this Agreement is sought to be enforced, any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

10.5.	This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. A faxed copy of a signature page shall be considered an original for purposes of this Agreement.

10.6.	The headings contained in this Agreement have been inserted for convenient reference only and shall not modify, define, expand or limit any of the provisions of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

VERSO TECHNOLOGIES, INC.		ACACIA PATENT ACQUISITION CORPORATION

By:	/s/ Larry Schwartz	By:	/s/ Dooyong Lee
Print Name:	Larry Schwartz	Print Name:	Dooyong Lee
Title:	Vice President	Title:	EUP
Date:	3/23/07	Date:	3/23/07

TELEMATE.NET SOFTWARE, INC.

By:	/s/ Larry Schwartz

Print Name:	Larry Schwartz

Title:	Vice President
Date:	3/23/07